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                                                                     EXHIBIT 4.2

                          INSURANCE AUTO AUCTIONS, INC.
                             1991 STOCK OPTION PLAN

                             AS RESTATED AND AMENDED
                              THROUGH JUNE 19, 2002



I.       PURPOSE.

         This Insurance Auto Auctions, Inc. 1991 Stock Option Plan ("Plan") is intended to enable Insurance Auto Auctions, Inc. ("Corporation") to attract and retain the following individuals and to encourage such individuals to acquire a proprietary interest in the Corporation: (a) employees (including officers and directors) of the Corporation and its subsidiaries primarily responsible for the management, growth and financial success of the Corporation and its subsidiaries, (b) non-employee members of the Corporation's Board of Directors and (c) consultants and independent contractors who perform valuable services for the Corporation or its subsidiaries.

II.      ADMINISTRATION.

         The Plan will be administered by a committee or committees appointed by the Corporation's Board of Directors ("Board"), and each such committee shall consist of one or more members of the Board. The Board may delegate the responsibility for administration of the Plan with respect to designated classes of optionees to different committees, subject to such limitations as the Board deems appropriate. With respect to any matter, the term "Committee," when used in this Plan, will refer to the committee that has been delegated authority with respect to such matter. Members of a committee will serve for such term as the Board may determine and will be subject to removal by the Board at any time.

         (a) 16(b). The composition of any committee responsible for administration of the Plan with respect to optionees who are subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended ("1934 Act") with respect to their trading in securities of the Corporation will be comprised of two or more non-employee Board members who have not received, at any time during the one-year period preceding the date of their appointment to such committee or (if shorter) during the period between the initial registration of the Corporation's equity securities under Section 12 of the 1934 Act and such appointment, any stock options, stock appreciation rights or stock issuances under this Plan or under any other stock option, stock appreciation, stock bonus, stock purchase or other stock plan of the Corporation or its subsidiaries, except for automatic option grants made pursuant to Section VI of this Plan.

         (b AUTHORITY. Any committee appointed by the Board will have full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt such rules and regulations as it may deem necessary, and to determine the terms of the grants made from time to time under the

Plan (which need not be identical). Decisions of a committee made within the discretion delegated to it by the Board will be final and binding on all persons who have an interest in the Plan.

III.     ELIGIBILITY FOR AWARDS.

         (a) DISCRETIONARY AWARDS. The Committee may, in its discretion, select individuals from among the following categories to receive options under the
Plan:

             (1) KEY EMPLOYEES. The Committee may select key employees of the Corporation or its subsidiaries (including officers, whether or not they are also members of the Board).

             (2) CONSULTANTS AND INDEPENDENT CONTRACTORS. The Committee may select consultants and independent contractors whose services tend to contribute materially to the success of the Corporation or its subsidiaries or whose services may reasonably be anticipated to so contribute.

            Prior to November 20, 1991 ("IPO Date"), discretionary grants could be made to members of the Board who were not employees of the Corporation or its subsidiaries.

         (b) AUTOMATIC GRANTS. On and after the IPO Date, members of the Board who are not employees of the Corporation or its subsidiaries will receive options in accordance with, and only in accordance with, the Automatic Option Grant provisions of Section VI.

IV.      STOCK SUBJECT TO THE PLAN.


         (a) CLASS. The stock subject to options granted under the Plan is the Corporation's authorized but unissued or reacquired shares of Common Stock ("Common Stock"). In connection with the issuance of shares under the Plan, the Corporation may repurchase shares in the open market or otherwise.

         (b) AGGREGATE AMOUNT.


             (1) SHARES. Subject to adjustment under Section IV(c), the maximum number of shares of Common Stock issuable under the Plan is 3,100,000 shares(1).

             (2) PARTICIPANT LIMITATION. No individual participating in the Plan may be granted stock options and separately exercisable stock appreciation rights for more than 500,000 shares of Common Stock over the remaining term of the Plan, subject to periodic adjustment under Section IV(c). For purposes of such limitation, no stock options or stock appreciation rights granted prior to January 1, 1994 shall be taken into account.

----------

(1) Includes the 750,000-share increases authorized by the Board on April 18, 2002, and approved by the shareholders at the 2002 Annual Meeting.

             (3) REUSE OF SHARES. If any outstanding option under this Plan expires or terminates for any reason (including cancellation pursuant to Section IX of the Plan) before being exercised for the full number of shares to which it applies, the shares allocable to the unexercised portion of such option will not be charged against the limitation of Section IV(b)(1) and will become available for subsequent grants under the Plan. Shares subject to any option (or portion thereof) surrendered or cancelled in accordance with the "Surrender or Cancellation of Options for Cash or Stock" provisions of this Plan and all stock issuances under the Plan, whether or not the shares are subsequently repurchased by the Corporation pursuant to its repurchase rights under the Plan, shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance under this Plan. Should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plan, the number of shares of Common Stock issuable under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the option holder.

         (c) ADJUSTMENTS. In the event any change is made to the Common Stock subject to the Plan or subject to any outstanding option granted under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate or capital structure of the Corporation effected without the Corporation's receipt of consideration) then, unless such change results in the termination of all outstanding options, the Committee shall make appropriate adjustments to (i) the maximum number and/or class of securities available for issuance under the Plan, (ii) the maximum number and/or class of securities for which any one individual may be granted stock options and separately-exercisable stock appreciation rights under the Plan after December 31, 1993, (iii) the number and/or class of securities and the price per share in effect under each outstanding option under the Plan (including the automatic option grants) and
(iv) the number and/or class of securities per non-employee Board member for which automatic option grants are subsequently to be made under the Automatic Option Grant provisions of the Plan. The adjustments made by the Committee will be final, binding and conclusive and will be designed to prevent the dilution or enlargement of rights and benefits under the Plan.

V.       TERMS OF OPTIONS.

         Stock options granted under the Plan may, in the Committee's discretion, be either incentive stock options ("Incentive Options") qualifying under Section 422 of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), or nonstatutory options. Individuals who are not employees of the Corporation or its subsidiaries may only be granted nonstatutory options. Options will be evidenced by instruments in such form as the Committee may from time to time approve. These instruments will conform to the following terms and, in the discretion of the Committee, may contain such other terms and restrictions as are not inconsistent with the following:

         (a) OPTION PRICE. The option price per share will be fixed by the Committee; provided, however, that in no event will the option price per share of an Incentive Option be less than one hundred percent (100%), or with respect to nonstatutory options, eighty-five percent (85%), of the Fair Market Value of a share of Common Stock on the date of the option grant.

         (b) NUMBER OF SHARES, TERM AND EXERCISE.


             (1) TERM AND NUMBER. Each option granted under the Plan will be exercisable on such date or dates, during such period, and for such number of shares of Common Stock as the Committee determines and sets forth in the instrument evidencing the option. No option granted under the Plan will be exercisable after the expiration of ten (10) years from the date the option was granted.

             (2) EXERCISE. After any option granted under the Plan becomes exercisable, it may be exercised by notice to the Corporation at any time prior to the termination of such option. Except as authorized by the Committee in accordance with Section VII, the option price for the number of shares for which the option is exercised will become immediately due and payable upon exercise.

             (3) PAYMENT. The option price will be payable in full in cash (including cash equivalents); provided, however, that the Committee may, either at the time the option is granted or at the time the option is exercised and subject to such limitations as the Committee may determine, authorize payment of all or a portion of the option price in one or a combination of the following alternative forms:

                 (i)   a promissory note authorized pursuant to Section VII; or

                 (ii) delivery of a properly-executed exercise notice, together with irrevocable instructions to a Corporation-designated broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the option price for the purchased shares; or

                 (iii) full payment in shares of Common Stock valued at Fair
                       Market Value on the exercise date and held for the requisite period to avoid a charge to the Corporation's earnings.

         (c) TERMINATION OF EMPLOYMENT. The Committee will have complete discretion to determine and set forth in each option agreement whether the option will continue to be exercisable, and the terms of such exercise, on and after the date that an optionee ceases to be employed by, or to provide services to, the Corporation or its subsidiaries. Included within such discretion shall be the authority of the Committee, exercisable either at the time the option is granted or at any time while the option remains outstanding, to permit one or more options held by the optionee to be exercised, during the limited period of exercisability following the optionee's cessation of employment or service, not only with respect to the number of shares in which the optionee is at that time vested but also with respect to one or more subsequent installments of purchasable shares in which the optionee would otherwise have vested had the optionee continued in employment or service. The Committee will also have complete discretion, exercisable at any time while the option remains outstanding, to extend the period for which that option is to remain exercisable following the optionee's cessation of employment or service, but in no event may such period be extended beyond the specified expiration date of the option term.

         (d) INCENTIVE OPTIONS. Options granted under the Plan that are intended to be Incentive Options will be subject to the following additional terms:

             (1) DOLLAR LIMITATION. To the extent that the aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares with respect to which options that would otherwise be Incentive Options become exercisable for the first time by any individual during any calendar year under the Plan (or any other plan of the Corporation, a parent or subsidiary corporation or predecessor thereof) exceeds the sum of $100,000 (or such greater amount as may be permitted under the Internal Revenue Code), whether by reason of acceleration or otherwise, such options will not be treated as Incentive Options. In making such determination, options will be taken into account in the order in which they were granted. To the extent the $100,000 limitation on the initial exercisability of Incentive Options would otherwise be exceeded in any calendar year, the option or options shall nevertheless become exercisable in that calendar year for the excess number of shares as nonstatutory options.

             (2) 10% SHAREHOLDER. If any employee to whom an Incentive Option is to be granted pursuant to the provisions of the Plan is, on the date of grant, the owner of stock (determined with application of the ownership attribution rules of Section 424(d) of the Internal Revenue Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation ("10% Shareholder"), then the following special provisions will apply to the option granted to such individual:

                   (i) The option price per share of the stock subject to such Incentive Option will not be less than one hundred ten percent (110%) of the Fair Market Value of the option shares on the date of grant; and

                   (ii) The option will not have a term in excess of five (5)
                        years from the date of grant.

             (3) PARENT AND SUBSIDIARY. For purposes of this Section V(d) "parent corporation" and "subsidiary corporation" will have the meaning attributed to those terms as they are used in Section 424 of the Internal Revenue Code.

         (e) WITHHOLDING.


             (1) OBLIGATION. The Corporation's obligation to deliver stock certificates upon the exercise of an option will be subject to the option holder's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

             (2) PAYMENT. The Committee may, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of SEC Rule 16b-3 or any successor rule or regulation) provide any or all holders of outstanding option grants under the Plan with the election to have the Corporation withhold, from the shares of

Common Stock otherwise issuable upon the exercise of such options, a portion of such shares with an aggregate Fair Market Value equal to the designated percentage (up to 100% as specified by the option holder) of the federal and state income and employment taxes ("Taxes") incurred in connection with the acquisition of such shares. In lieu of such direct withholding, one or more optionees may also be granted the right to deliver previously-acquired shares of Common Stock to the Corporation in satisfaction of such Taxes. The withheld or delivered shares shall be valued at the Fair Market Value on the applicable determination date for such Taxes or such other date required by the applicable safe-harbor provisions of SEC Rule 16b-3.

         (f) REPURCHASE RIGHTS. The Committee may, in its discretion, establish as a term of one or more options that the Corporation (or its assigns) will have the right, exercisable upon the optionee's termination of employment with, or cessation of service to, the Corporation and its subsidiaries, to repurchase at the original option price any or all of the shares of Common Stock acquired by such optionee upon exercise of the option. Any such repurchase right will be exercisable by the Corporation (or its assigns) upon such terms (including provisions for the expiration of such right in one or more installments) as the Committee may specify in the instrument evidencing such right.

         (g) SHAREHOLDER RIGHTS. An option holder shall have no shareholder rights with respect to any shares covered by the option until such individual shall have exercised the option, paid the option price and satisfied all other conditions precedent to the issuance of the stock certificates for the purchased shares.

VI.      AUTOMATIC OPTION GRANTS TO DIRECTORS.

         (a) GRANTS. Each non-employee member of the Board shall automatically be granted nonstatutory options ("Automatic Option Grants") to purchase the number of shares of Common Stock indicated below (subject to adjustment under Section IV(c) of this Plan) on the dates and pursuant to the terms and conditions set forth below. Such terms and conditions have been revised effective February 22, 1994, but such revisions shall not affect any outstanding options granted under this Section VI prior to such date. However, all option grants made pursuant to the revised provisions of this Section VI as effective February 22, 1994 shall not become exercisable in whole or in part unless those revisions are approved by the Corporation's shareholders at the 1994 Annual Meeting. If such shareholder approval is not obtained, then the provisions of this Section VI as last approved by the shareholders shall automatically be reinstated and continue to govern all subsequent Automatic Option Grants made under the Plan.

             (1) INITIAL IPO GRANTS. Each individual who was a non-employee Board member on the IPO Date received at that time an Automatic Option Grant to purchase 5,000 shares of Common Stock.

             (2) OCTOBER 28, 1992 GRANTS. Each individual who was serving as a non-employee Board member on October 28, 1992 was on that date granted an Automatic Option Grant to purchase an additional 1,000 shares of Common Stock.

             (3) NEW DIRECTORS PRIOR TO FEBRUARY 22, 1994. Each person who was first elected or appointed as a non-employee member of the Board after October 28, 1992 but prior to February 22, 1994 received, on the effective date of such initial election or appointment, an Automatic Option Grant to purchase 5,000 shares of Common Stock.

             (4) NEW DIRECTORS AFTER FEBRUARY 21, 1994. Each person who is first elected or appointed as a non-employee member of the Board on or after February 22, 1994 shall receive, on the effective date of such initial election or appointment, an Automatic Option Grant to purchase 10,000 shares of Common Stock.

             (5) SPECIAL GRANT. Each individual who is re-elected as a non-employee Board member at the 1994 Annual Shareholders Meeting shall receive at that time an Automatic Option Grant to purchase an additional 5,000 shares of Common Stock, provided the February 22, 1994 amendment to the Plan is approved by the shareholders at the 1994 Annual Meeting.

             (6) CONTINUING DIRECTORS. On the last business day of the second quarter (the "Automatic Grant Date") of each fiscal year of the Corporation beginning after October 28, 1992, each individual who is at that time serving as a non-employee member of the Board will receive an Automatic Option Grant to purchase an additional 2,000 shares2 of Common Stock. However, an individual who is first elected or appointed as a non-employee Board member after October 28, 1992 shall not receive his or her first Automatic Option Grant for 2,000 shares under this subparagraph (6) until the last business day of the second quarter of the fiscal year immediately following the fiscal year of his or her initial election or appointment to the Board.

         (b) TERMS. The terms applicable to each Automatic Option Grant shall be as follows:


             (1) PRICE. The option price per share will be equal to one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the date of grant.

             (2) TERM. Each Automatic Option Grant shall have a maximum term of ten (10) years, measured from the date of grant.

             (3) VESTING. Subject to paragraphs (4) and (5) below, each Automatic Option Grant shall become exercisable as to twenty-five percent (25%) of the option shares on the last business day of the fiscal quarter immediately following the date of grant and as to an additional twenty-five percent (25%) of the option shares on the last business day of each of the next three (3) fiscal quarters thereafter, provided the optionee continues to serve as a Board member.

             (4) CESSATION. The option will terminate three (3) months (twelve
(12) months in the case of cessation by reason of disability or death) after the optionee ceases to serve as a Board member unless the option would terminate sooner under paragraph (2) above. In the case



                                       7
----------

(2) Prior to October 28, 1992 amendment to Section VI, each periodic option grant was for 1,000 shares of Common Stock.

of death, the option may be exercised within the applicable period by the estate or heirs of the optionee.

             (5) ACCELERATION. The options will be subject to the acceleration provisions contained in Section X(a) of this Plan.

             (6) PAYMENT. Upon exercise of the option, the option price for the purchased shares will become payable immediately in cash, in shares of Common Stock of the Corporation that the optionee has held for at least six (6) months, or by delivery of a properly-executed exercise notice, together with irrevocable instructions to a Corporation-designated broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the option price for the purchased shares.

VII.     LOANS AND INSTALLMENT PAYMENTS.

         In order to assist an optionee (including an employee who is an officer or member of the Board) in the acquisition of shares pursuant to an option granted under the Plan (other than pursuant to the Automatic Option Grant provisions of this Plan), the Committee may authorize, at either the time of the grant of an option or the time of the acquisition of shares under the option,
(i) the extension of a loan to the optionee by the Corporation, (ii) the payment by the optionee of the option price for the purchased option shares in installments, or (iii) the guarantee by the Corporation of a loan obtained by the optionee from a third party. The terms of any loans, guarantees or installment payments, including the interest rate and terms of repayment, will be subject to the discretion of the Committee. Loans, installment payments and guarantees may be granted without security, but the maximum credit available to the optionee shall be limited to the option price of the purchased option shares (less the par value of such shares) plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

VIII.    ASSIGNABILITY.

         No option or stock appreciation right granted under the Plan is assignable or transferable by the optionee other than by will or by the laws of descent and distribution, and during the lifetime of the optionee the granted option or stock appreciation right may be exercised only by the optionee.

IX.      CANCELLATION AND NEW GRANT OF OPTIONS.

         The Committee will have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan (other than options granted under the Automatic Option Grant provisions of this Plan) and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares, but with an option price per share not less than eighty-five percent (85%) of the Fair Market Value of the option shares on the new grant date or, in the case of an Incentive Option, one hundred percent (100%) of such Fair Market Value on the new grant date (or, in the case of an Incentive Option granted to a 10% Shareholder, one hundred ten percent

(110%) of such Fair Market Value). The Committee shall not effect a cancellation and substitution grant as described in the foregoing sentence without the prior approval of the shareholders of the Corporation.

X.       ACCELERATION AND TERMINATION OF OPTIONS.

         (a) ACCELERATION. In the event of one or more of the following shareholder-approved transactions ("Corporate Transactions"):

             (1) a merger or acquisition in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation,

             (2) the sale, transfer or other disposition of all or substantially all of the assets or outstanding capital stock of the Corporation, or

             (3) any reverse merger in which the Corporation is the surviving entity but in which all of the Corporation's outstanding voting stock is transferred to the acquiring entity or its wholly-owned subsidiary, then each option outstanding under the Plan will become exercisable, immediately prior to the consummation of such Corporate Transaction, with respect to the full number of shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares. Immediately following the consummation of the Corporate Transaction, all outstanding options will terminate and cease to be exercisable, except to the extent assumed by the successor corporation or parent thereof.

         (b) ADJUSTMENTS TO SHARES. Each outstanding option which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect will be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Common Stock subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments will also be made to the option price payable per share, provided the aggregate option price payable for such securities will remain the same. In addition, the class and number of securities available for issuance under the Plan on both an aggregate and per participant basis following the consummation of the Corporate Transaction will be appropriately adjusted.

         (c) CORPORATE STRUCTURE. The grant of options under this Plan will in no way affect the right of the Corporation to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

XI.      FAIR MARKET VALUE.

         For all valuation purposes under the Plan, the Fair Market Value of a share of Common Stock (rounded upwards to the nearest whole cent) on any relevant date will be determined in accordance with the following provisions:

         (a) If the Common Stock is not at the time listed or admitted to trading on any national securities exchange, but is traded on the Nasdaq National Market, the Fair Market Value will be the closing selling price per share of Common Stock on the trading day immediately preceding the date in question, as such price is reported by the National Association of Securities Dealers, Inc. through the Nasdaq National Market or any successor system.

         (b) If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the Fair Market Value will be the closing selling price per share of Common Stock on the trading day immediately preceding the date in question on the securities exchange that serves as the primary market for the Common Stock, as such price is officially quoted on such exchange.

         (c) If the Common Stock is at the time neither listed nor admitted to trading on any national securities exchange nor traded on the Nasdaq National Market, then the Fair Market Value will be determined by the Committee after taking into account such factors as the Committee deems appropriate.

XII.     SURRENDER OR CANCELLATION OF OPTIONS FOR CASH OR STOCK.


         (a) If and only if the Committee, in its discretion, elects to implement an option surrender program under the Plan, one or more option holders may, upon such terms as the Committee may establish at the time of the option grant or at any time thereafter, be granted the right to surrender all or part of an unexercised option in exchange for a distribution equal in amount to the excess of (i) the Fair Market Value (on the option surrender date) of the shares for which the surrendered option or portion thereof is at the time exercisable over (ii) the aggregate option price payable for such shares. The distribution to which an option holder becomes entitled under this Section XII may be made in shares of Common Stock, valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Committee, in its sole discretion, deems appropriate. The option surrender provisions of this
Section XII will not apply to options granted pursuant to the Automatic Option Grant provisions of this Plan.

         (b) One or more officers of the Corporation subject to the short-swing profit restrictions of the Federal securities laws may, in the Plan Administrator's sole discretion, be granted limited stock appreciation rights in tandem with their outstanding options under the Plan. Upon the occurrence of a Hostile Take-Over effected at any time when the Corporation's outstanding Common Stock is registered under Section 12(g) of the 1934 Act, each outstanding option with such a limited stock appreciation right in effect for at least six (6) months shall automatically be cancelled, and the officer shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the cancelled option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate option price payable for such shares. The cash distribution payable upon such cancellation shall be made within five (5) days following the consummation of the Hostile Take-Over. Neither the approval of the Committee nor the consent of the Board shall be required in connection with such option cancellation and cash distribution.

         (c) For purposes of subparagraph (b) above, the following definitions shall be in effect:

             A Hostile Take-Over shall be deemed to occur in the event (i) any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders which the Board does not recommend such shareholders to accept and (ii) more than fifty percent (50%) of the securities so acquired in such tender or exchange offer are accepted from holders other than the Corporation's officers and directors subject to Section 16(b) of the 1934 Act.

             The Take-Over Price per share shall be deemed to be equal to the greater of (a) the Fair Market Value per share of Common Stock on the date of the option cancellation or (b) the highest reported price per share of Common Stock paid in effecting such Hostile Take-Over. However, if the cancelled option is an Incentive Option, the Take-Over Price shall not exceed the clause (a) price per share.

         (d) The shares of Common Stock subject to any option surrendered or cancelled for an appreciation distribution pursuant to this Section XII shall not be available for subsequent issuance under the Plan.

XIII.    EFFECTIVE DATE AND TERM.

         (a) EFFECTIVE DATE. The Plan was originally adopted by the Board effective on September 27, 1991 and approved by the shareholders on September 30, 1991. The Plan was restated on March 13, 1992 to increase the number of shares issuable thereunder by 50,000 shares and to revise the Corporate Transaction provisions, and such restated Plan was approved by the Corporation's shareholders on May 27, 1992. The Board again amended the Plan, effective October 27, 1992, to revise the Automatic Option Grant program for non-employee Board members so as to increase the number of shares subject to the periodic option grants made to continuing Board members and to effect the changes indicated in subparagraph (b) below, and the Board adopted a restatement of the Plan on March 9, 1993 to increase the number of shares of Common Stock issuable thereunder by 350,000 shares. Both the October 27, 1992 amendment and the March 9, 1993 restatement were approved by the shareholders on June 8, 1993. The Board again amended the Plan on September 14, 1993 to increase the number of shares issuable thereunder by 200,000 shares. On February 22, 1994, the Board restated the Plan to (i) increase the number of shares of Common Stock issuable under the Plan by an additional 300,000 shares, (ii) impose a 500,000-share limit on the maximum number of shares of Common Stock for which any one participant may be granted stock options and separately exercisable stock appreciation rights under the Plan after December 31, 1993 and (iii) revise the Automatic Option Grant provisions of Section VI in the manner indicated therein. The September 14, 1993 amendment and the February 22, 1994 restatement were approved by the shareholders at the 1994 Annual Meeting. On March 11, 1996, the Board adopted another amendment of the Plan which increased the number of shares of Common Stock issuable thereunder by an additional 250,000 shares. The 1996 amendment was approved by the shareholders at the 1996 Annual Meeting. On April 24, 2000, the Board adopted another amendment of the Plan which increased the number of shares of Common Stock issuable thereunder by an additional 1,000,000 shares. The 2000 amendment was approved by the Shareholders at the 2000 Annual Meeting held on June 21, 2000. On April 18, 2002, the Board adopted another amendment of the Plan which increased the number of shares of Common Stock issuable thereunder by an additional 750,000 shares. The 2002 amendment was approved by the Shareholders at the 2002 Annual Meeting held on June 19, 2002.

         (b) RULE 16B-3 AMENDMENTS. On October 27, 1992, the Board amended the March 13, 1992 restatement of the Plan in order to bring its provisions into conformity with the revisions to Rule 16(b)-3 of the Securities and Exchange Commission governing the treatment, for the purposes of the short-swing liability provisions of the Federal securities laws, of certain transactions effected under employee stock plans such as the Plan, and the Plan shall accordingly become subject to such Rule 16b-3 revisions effective as of October 27, 1992.

         (c) RESTATEMENTS. Each option issued and outstanding under the Plan at the time of the adoption of the March 13, 1992 restatement was automatically amended to incorporate the terms of the revised provisions of Section X of the Plan applicable to Corporate Transactions. Except as so modified, nothing in the March 13, 1992 restatement shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to their acquisition of shares of Common Stock thereunder. The revisions to the Plan effected by the October 27, 1992 restatement shall apply only to stock options and stock appreciation rights granted under the Plan from and after the October 27, 1992 effective date. All stock options and stock appreciation rights which were issued and outstanding under the Plan immediately prior to such effective date shall continue to be governed by the terms and conditions of the Plan (and the instrument evidencing each such option or stock appreciation right) as in effect on the date each such option or stock appreciation right was previously granted, and none of the October 27, 1992 revisions to the Plan shall affect or otherwise modify the rights or obligations of the holders of such options or stock appreciation rights with respect to the acquisition of shares of Common Stock under those options or the exercise of their stock appreciation rights. The revisions to the Plan effected by the February 22, 1994 amendment shall apply only to stock options and stock appreciation rights granted under the Plan from and after the February 22, 1994 effective date. All stock options and stock appreciation rights which were issued and outstanding under the Plan immediately prior to such effective date shall continue to be governed by the terms and conditions of the Plan (and the instrument evidencing each such option or stock appreciation right) as in effect on the date each such option or stock appreciation right was previously granted, and none of the February 22, 1994 revisions to the Plan shall affect or otherwise modify the rights or obligations of the holders of such options or stock appreciation rights with respect to the acquisition of shares of Common Stock under those options or the exercise of their stock appreciation rights. The revisions to the Plan effected by the March 11, 1996 amendment shall apply only to stock options and stock appreciation rights granted under the Plan from and after the March 11, 1996 effective date. All stock options and stock appreciation rights which were issued and outstanding under the Plan immediately prior to such effective date shall continue to be governed by the terms and conditions of the Plan (and the instrument evidencing each such option or stock appreciation right) as in effect on the date each such option or stock appreciation right was previously granted, and none of the March 11, 1996 revisions to the Plan shall affect or otherwise modify the rights or obligations of the holders of such options or stock appreciation rights with respect to the acquisition of shares of Common Stock under those options or the exercise of their stock appreciation rights. The revisions to the Plan effected by the April 24, 2000 amendment shall apply only to stock options and stock appreciation rights granted under the Plan from and after the April 24, 2000 effective date. All stock options and stock appreciation rights which were issued and outstanding under the Plan immediately prior to such effective date shall continue to be governed by the terms and conditions of the Plan (and the instrument evidencing each such option or stock appreciation right) as in effect on the date each such option or stock appreciation right was previously granted, and none of the April 24, 2000 revisions to the Plan shall affect or otherwise modify the rights or obligations of the holders of such options or stock appreciation rights with respect to the acquisition of shares of Common Stock under those options or the exercise of their stock appreciation rights. The revisions to the Plan effected by the April 18, 2002 amendment shall apply only to stock options and stock appreciation rights granted under the Plan from and after the April 18, 2002 effective date. All stock options and stock appreciation rights which were issued and outstanding under the Plan immediately prior to such effective date shall continue to be governed by the terms and conditions of the Plan (and the instrument evidencing each such option or stock appreciation right) as in effect on the date each such option or stock appreciation right was previously granted, and none of the April 18, 2002 revisions to the Plan shall affect or otherwise modify the rights or obligations of the holders of such options or stock appreciation rights with respect to the acquisition of shares of Common Stock under those options or the exercise of their stock appreciation rights.

         (d) TERM. Unless sooner terminated in accordance with Section X(a) of the Plan, the Plan will terminate upon the earlier of (i) September 26, 2006 or
(ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise, surrender or cash-out of options granted under the Plan. If the date of termination is determined under clause (i) above, then options outstanding on such date will thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

         (e) EXCESS GRANTS. Options may be granted under this Plan to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided (i) an amendment to increase the maximum number of shares issuable under the Plan is adopted by the Board prior to the initial grant of any such option and within one year thereafter such amendment is approved by the shareholders of the Corporation and (ii) each option so granted is not to become exercisable, in whole or in part, at any time prior to the obtaining of such shareholder approval.





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

XIV.     AMENDMENT OR DISCONTINUANCE.

         (a) BOARD. The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (a) except to the extent necessary to qualify as Incentive Options any or all options granted under the Plan that are intended to so qualify, such action may not adversely affect rights and obligations with respect to options outstanding under the Plan; (b) the provisions of the Plan concerning the eligibility of non-employee members of the Board for awards and the amount, price and timing of Automatic Option Grants under this Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules or regulations thereunder; and (c) the Board may not, without the approval of the Corporation's shareholders, (1) materially increase the number of shares of Common Stock issuable under the Plan or increase the maximum number of shares for which any one participant may be granted stock options and separately exercisable stock appreciation rights after December 31, 1993 (unless necessary to effect the adjustments required under Section IV(c)), (2) materially modify the eligibility requirements for awards under the Plan, (3) materially increase the benefits accruing to participants in the Plan or (4) make any other change with respect to which the Board determines that shareholder approval is required by applicable law or regulatory standards.

         (b) COMMITTEE. The Committee will have full power and authority to modify or waive any or all of the terms or restrictions applicable to any outstanding option, to the extent not inconsistent with the Plan, including (without limitation) the authority to accelerate the exercisability of one or more outstanding options under the Plan upon such terms and conditions as the Committee deems appropriate.

XV.      NO EMPLOYMENT OBLIGATION.

         Nothing contained in the Plan (or in any option granted under this Plan) shall confer upon any employee, director, consultant or independent contractor any right to continue in the employ of, or to provide services to, the Corporation or any affiliate or constitute a contract or agreement of employment or for the provision of services, or interfere in any way with the right of the Corporation or an affiliate to reduce such employee's, consultant's or independent contractor's compensation from the rate in existence at the time of the granting of an option or to terminate such employee's, consultant's or independent contractor's employment or services at any time, with or without cause; but nothing contained in the Plan or in any option granted under this Plan shall affect any contractual rights of an employee pursuant to a written employment agreement.

XVI.     USE OF PROCEEDS.

         The cash proceeds received by the Corporation from the issuance of shares pursuant to options under the Plan will be used for general corporate purposes.

XVII.    COMPLIANCE.

         No option may be exercised, and the Corporation will not be obligated to issue stock under any option unless, in the opinion of counsel for the Corporation, such exercise and



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

issuance is in compliance with all applicable federal and state securities laws. As a condition to the grant of any option, or to the issuance of stock under any option, the Committee may require that the option holder agree to comply with such provisions of federal and state securities laws as may be applicable to such grant, or to the sale of stock acquired pursuant to the Plan, and that the option holder deliver to the Corporation a written agreement, in form and substance satisfactory to the Corporation and its counsel, implementing such agreement.

XVIII.   GOVERNING LAW.

         To the extent not otherwise governed by federal law, the Plan and its implementation will be governed by and construed in accordance with the laws of the State of Illinois.